UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report                        March 2, 2005

Budgethotels Network, Inc

(Exact name of registrant as specified in its chapter)

Nevada                                     000-26909                             91-1280046

(State of incorporation)                    (Commission File Number)    (IRS Employer #)

1260 Hornby Street                                                                604-669-7827

Vancouver, B.C.                                                               ( Telephone Number)

Canada, V6Z 1W2

 (Principal Address)

ITEM 8.01  Other Events

On February 24, 2005, the Company signed a letter of intent to acquire all of the issued and outstanding shares of Edentify, Inc., a Delaware corporation (“Edentify”) in exchange for issuance of  shares of the Company’s common stock .  Edentify is required to deposit $75,000 into an escrow account for the benefit of the Company in conjunction with the execution of the letter of intent, and is also required to pay an additional $75,000 to the Company within 45 days after execution of a definitive agreement for the transaction. The Company intends to assign the $150,000 to its wholly owned subsidiary, Info Center, Inc.

In accordance with the terms of the letter of intent, prior to the Closing of the transaction with Edentify,  the Company must complete a 10-for-1 reverse split of its issued and outstanding common stock.  After the reverse split, the Company will have a total of approximately 2,841,172 shares issued and outstanding.  The Company will then be required to issue a total of approximately 21,236,556 shares of its common stock (representing approximately 88.2% of the Company’s then issued and outstanding common stock) in exchange for all of the issued and outstanding common stock of Edentify.   Accordingly, the Closing of the transaction with Edentify will result in a change of control of the Company.

Prior to the date of Closing of the share exchange transaction with Edentify, the Company must execute a distribution agreement with InfoCenter, Inc., through which the Company carries on all its current operating business activities, pursuant to which the Company will distribute its shares of InfoCenter, Inc., to the Company’s shareholders of record as of as of a record date immediately prior to the Closing on the transaction with Edentify.    Distribution of the shares of InfoCenter, Inc. is to be made on or before November 30, 2005 whether by means of a registration statement to be filed with the U.S. Securities and Exchange Commission by InfoCenter, Inc. or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: March 2, 2005                                 BUDGETHOTELS NETWORK, INC

                                                                                (Registrant)

                                                                          “William P. McLaws”

                                                                  ____________________________

                                                                                    (Signature)

                                                                           William P. McLaws

                                                                                    President